EXHIBIT 10

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of December 11, 2023, between Flawless Management Inc., Arethusa Properties LTD, a British Virgin Islands company, and Harry N. Vafias (collectively, the “Joint Filers”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

1.

Schedule 13D with respect to the Common Stock, par value $0.01 per share, of Imperial Petroleum Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2.

Each of the Joint Filers is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first written above.

FLAWLESS MANAGEMENT INC.

By:	/s/ Harry N. Vafias
Harry N. Vafias
President

ARETHUSA PROPERTIES LTD

/s/ Harry N. Vafias
Harry N. Vafias
President

/s/ Harry N. Vafias
Harry N. Vafias

Annex A

TRANSACTIONS

The following table sets forth all transactions with respect to Common Stock effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Common Stock, inclusive of any transactions effected prior to the filing hereof, on December 11, 2023. All such transactions were purchases or sales of Common Stock effected in the open market, and the “Net Price” set forth in the table includes commissions paid in per share prices.